UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-131209-05
                                -----------------


     Residential Asset Securities Corporation, as depositor for RASC Series
                                2006-EMX5 Trust
             (Exact name of registrant as specified in its charter)


      8400 Normandale Lake Blvd., Suite 250, Minneapolis, Minnesota 55437,
                                 (952) 857-7000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      Home Equity Mortgage Asset-Backed Pass-Through Certificates, Series
                                    2006-EMX5
            (Title of each class of securities covered by this Form)


                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule    12g-4(a)(1)(i)   |_|   Rule    12h-3(b)(1)(i)   |_|
                Rule    12g-4(a)(1)(ii)  |_|   Rule    12h-3(b)(1)(ii)  |_|
                Rule    12g-4(a)(2)(i)   |_|   Rule    12h-3(b)(2)(i)   |_|
                Rule    12g-4(a)(2)(ii)  |_|   Rule    12h-3(b)(2)(ii)  |_|
                                               Rule    15d-6            |X|


   Approximate number of holders of record as of the certification or notice
   date:                                                    3

   Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Asset Securities Corporation, acting solely in its capacity as depositor for the above-referenced Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 11, 2007               By: /s/ Mark White
      ------------------------           -------------------------------
                                        Name: Mark White
                                        Title: Vice President